Exhibit 99.1

Nation a N l Hair loss Medical Aesthetics President Carly Klein

Today the #1 leading cause of Alopecia is Genetics While hair loss is a common affliction for both men and women, there are two underlying causes, and symptoms can vary widely. An important aspect of successfully treating hair loss is addressing the underlying factor to blame.

Miniaturizing Process

Growt h Cycles Think of a hair bulb as a seed, once that seed is planted deep enough the dermal papillae starts to provide nourishment like an umbilical cord . Shaft continues to grow upward/outward until the new shaft pushes the old shaft out • Anagen Phase • Catagen Phase • Telogen Phase Hair doesn't grow all at once, each strand is constantly undergoing 1 of 3 phases. + If the dermal papilla fails to make connection the hair will not continue to grow Once the active growth cycle is over - the transitional phase between growth and resting takes place this lasts normal a few days to a few weeks, sometimes longer periods due to illnesses. 3rd phase of the cycle - this last usually 3 - 5 months this final life cycle causes the hair to cease growing enters a resting state where it hibernates - not getting any supply of nutrition to the hair since its fully grown

Androgenetic Alopecia micros In this photo we can see miniaturization of hair follicles which indicates that this client has androgenetic alopecia.

Exosomes Exosomes are tiny communication vesicles, produced by stem cells that give the incredible power to help rejuvenate the tissue. Proteins delivered in the exosomes provide cellular communications that signal healing anti - inflammatory responses and cellular growth. Exosomes can be utilized in the early to late stages of hair loss, and additionally it can be used in combination with transplants and PRP.

3 Month Results 72 year old Female • ELEVAI Empower Exosome Treatment following microneedling every 4 weeks • At Home ELEVAI Topical Exosomes with daily application in areas of concern

3 Month Results 29 year old Female • 2 Empower Treatments: Microneedling followed by application of ELEVAI Exosomes (~6 weeks apart) • At Home ELEVAI Exosome Topical: Daily topical application in concerned areas

At the Hairline Baseline: We can see miniaturization of hair follicles that are almost gone. After: You can see the pigmentation has changed and the hair is stronger. More hairs per sq. cm doesn’t always mean new growth - - this can be a large number of hairs recovered from the dormant phase.

1 Year Results 38 year old Male • In office Treatments: Microneedling with ELEVAI Empower every 8 weeks • At Home ELEVAI exosome Topical: Regiment of daily topical application in areas of concern

We see also in the crown inflammation ceased reversal of miniaturized hairs In this photo of the hair line, we can see miniaturization of hair follicles, pitting where we have active inflammation . Now we see the pitting has closed up the hair is stable. Baseline Baseline HAIRLINE CROWN After After

Rooted in nature, perfected by science.

The ELEVAI Root Renewal System

First in Class

Dual Mechanism Technology

This innovative **dual mechanism of action** approach targets the hair root and works synergistically to achieve visual improvements in hair growth thickness and density while reducing the appearance of hair shedding and thinning hair.

- **PREx™, Precision Regenerative Exosome Technology**
- **YuvaBio Y100, a small molecule discovered using AI that supports mitochondrial function restoration.**



ELEVAI S-SERIES

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ELEVAI Root Renewal System • •

Jordan R. Plews, Ph.D. Co - Founder & CEO, ELEVAI Skincare Nasdaq: ELAB contact @elevaiskincare.com Carly Klein President, NHLMA education@nhlma.com NHLMA.com